SECURITIES PURCHASE AGREEMENT
                          -----------------------------

         THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is made as of the 20th day of July, 2005, by and among SHERIDAN SQUARE ENTERTAINMENT, INC., a Delaware corporation (the "Company"), and HIRSCH INTERNATIONAL CORP., a Delaware corporation (the "Investor").

                                    RECITALS

         The Company desires to sell up to forty (40) shares of the Company's Series B Convertible Participating Preferred Stock (the "Series B Shares") to Investor, and Investor desires to purchase the Series B Shares from the Company, on the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Purchase and Sale of Stock; Sale and Issuance of Series B Shares.(a) The Company has authorized the sale and issuance of the Series B Shares which shall have the designations, powers, preferences and rights and the qualifications, limitations and restrictions set forth in the Certificate of Designations in the form attached hereto as Exhibit A (the "Certificate of Designations").

(b) Subject to the terms and conditions of this Agreement, Investor agrees to purchase, and the Company agrees to sell and issue to Investor, the Series B Shares, at a purchase price of $25,000 per share (an aggregate of up to $1,000,000).

1.1 Closing. The purchase and sale of the Series B Shares shall take place at 10:00 a.m. on the date hereof (the "Closing Date"), at the offices of Ruskin Moscou Faltischek, P.C., East Tower, 15th Floor, 190 EAB Plaza, Uniondale, NY 11556, or at such other time and place as shall be mutually agreed upon between the Investor and the Company (the "Closing"). At the Closing, the Company shall deliver to Investor a certificate representing the Series B Shares requested by the Company to be purchased by Investor and agreed to by Investor against receipt of a wire transfer of the purchase price to an account designated by the Company prior to the date of Closing.

1.2 Subsequent Closings. Within three business days of Investor's receipt from time to time of the certificate described in the last sentence of this Section 1.2, the Company and Investor shall have a deferred closing hereunder (a "Subsequent Closing"), which shall be held at the offices of Ruskin Moscou Faltischeck, P.C., East Tower, 15th Floor, 190 EAB Plaza, Uniondale, NY 11556, at such time as the Company may determine (the date of each Subsequent Closing being referred to as a "Subsequent Closing Date"). In connection with any Subsequent Closing, the Company will deliver to Investor an appropriate stock certificate representing the applicable Series B Shares being purchased and Investor will deliver to the Company the applicable purchase price. The number of shares of additional Series B Shares which Investor shall purchase pursuant to any subsequent closing shall be as set forth in a certificate delivered by the Company prior to the Subsequent Closing and signed by either or both of the Company's Co-Chief Executive Officers, Joseph Bianco and Anil Narang, which certificate shall state that the Company has a bona fide use for the applicable purchase price to be received by the Company, but in no event shall the aggregate gross dollar amount of the Series B Shares sold in the Closing and in such Subsequent Closings exceed One Million ($1,000,000) Dollars.

2. Representations and Warranties of the Company. For purposes of Subsections
2.5 through 2.9 and Section 6, references to the "Company" shall include the Company, its predecessor and any subsidiaries of the Company. The Company hereby represents and warrants, as of the date hereof (except as otherwise specifically set forth in Subsections 2.1 through 2.9) to Investor that:

2.1      Organization, Good Standing, Qualification and Corporate Power.

(a) The Company and each of its subsidiaries is either a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or limited liability company, as the case may be, power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted. The Company and each subsidiary is qualified to transact business and is in good standing as a foreign corporation or limited liability company, as the case may be, in each jurisdiction where it is required to so qualify except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. True and correct copies of the Company's Certificate of Incorporation and Bylaws have been provided to Investor.

(b) The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and each of the other Basic Documents (as defined in Section 7), and to issue and sell the Series B Shares hereunder, to issue the Reserved Shares (as defined in Section 7), and to carry out and perform its obligations under the terms of this Agreement and the other Basic Documents.

2.2 Capitalization. The authorized capital stock of the Company consists, and will consist at the Closing, of:

(a) Preferred Stock. Fifty Thousand (50,000) shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of which (i) One Thousand Three Hundred (1,300) shares have been designated Series A Convertible Preferred Stock ("Series A Preferred Stock") and 901.90621 of which are issued and outstanding and (ii) forty (40) shares have been designated Series B Convertible Preferred Stock ("Series B Preferred Stock") and none of which are issued and outstanding prior to the Closing.

(b) Common Stock. Ten Million One Thousand (10,001,000) shares of Common Stock, $.01 par value consisting of Ten Million (10,000,0000) shares of Class A Common Stock and One Thousand (1,000) share of Class B Common Stock (the "Common Stock"), of which 107,134.38 shares of Class A Common Stock and 288.34 shares of Class B Common Stock are issued and outstanding.

2.3 Authorization. The Basic Documents have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization and moratorium laws,
(ii) other laws of general application affecting the enforcement of creditors' rights generally and general principles of equity, (iii) the discretion of the court before which any proceeding therefor may be brought, and (iv) as rights to indemnity may be limited by federal or state securities laws or by public policy.

2.4 Valid Issuance of Series B Shares and Reserved Shares. The issuance, sale and delivery of the Series B Shares which are being purchased by Investor hereunder, and the reservation for issuance of the Reserved Shares, have been duly authorized by all required corporate action on the part of the Company, and when issued, sold, and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly authorized, validly issued, fully paid and non-assessable. The Reserved Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Designations, shall be duly authorized, validly issued, fully paid, and non-assessable. The Series B Shares issued hereunder and the Reserved Shares will be free and clear from any liens or encumbrances other than those created by, or imposed upon, the holders thereof through no action of the Company, other than restrictions on transfer under state and/or federal securities laws and restrictions set forth in the Basic Documents. Issuance of the Series B Shares and the Reserved Shares will be free of statutory preemptive rights and such issuance is in full compliance with all contractual preemptive rights.

2.5 Governmental and Third Party Consents. Except for the filing of any notice subsequent to the Closing that may be required under applicable Federal and/or state securities laws (which, if required, shall be filed on a timely basis as may be so required), no consent, approval or authorization of, or declaration to, or filing with, any Person (governmental or private) is required for the valid authorization, execution, delivery and performance by the Company of the Basic Documents or for the valid authorization, designation, issuance, sale and delivery of the Series B Shares, or for the valid authorization, reservation, issuance, sale and delivery of the Reserved Shares other than (i) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (ii) filings pursuant to Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), and (iii) applicable "blue sky" securities filings.

2.6 Regulations U, T and X. The Company does not own or have any present intention of acquiring any "margin security" within the meaning of Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System (herein called "margin security"). None of the proceeds of the Series B Shares will be used, directly or indirectly, by the Company for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any margin security or for any purpose which could be reasonably expected to cause any Basic Document and the transactions contemplated thereby to violate Regulation U, Regulation T, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System.

2.7 Incorporation by Reference of Representations and Warranties. Concurrently with the execution of this agreement, the parties hereto, together with SSE Acquisition Corp. ("SSE"), a wholly owned subsidiary of Investor, are entering into a certain Agreement and Plan of Merger of even date herewith, (the "Merger Agreement"), pursuant to which the Company agrees to merge with SSE at the closing thereof, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Investor. The representations and warranties of the Company contained in the Merger Agreement are hereby incorporated by reference in this Agreement as if such representations and warranties are made herein.

2.8 Offering. Subject to the accuracy of Investor's representations in Section 3 hereof, the offer, sale and issuance of the Series B Shares and the Common Stock to be issued upon conversion of the Series B Shares constitute transactions exempt from the registration requirements of Section 5 of the Securities Act, and are in compliance with all applicable securities laws of the United States and each of the states whose laws govern the issuance of such securities.

2.9 Private Placement Memorandum. The Company has provided Investor with a copy of a Private Placement Memorandum ("PPM") dated December 3, 2004 concerning the Company. The PPM does not contain any material misstatements of fact nor does it omit any facts necessary to make the statements of fact therein not misleading in any material respect.

3. Representations and Warranties of the Investor. Investor hereby represents and warrants to the Company that:

3.1 Organization and Existence. It is a corporation duly organized and validly existing under the laws of its state of incorporation. Investor represents that it was not organized for the purpose of making an investment in the Company.

3.2 Authorization. The execution, delivery and performance by Investor of this Agreement and the Basic Documents and the consummation by Investor of the transactions contemplated hereby and thereby are within the powers of such Investor and have been duly authorized by all necessary corporate action. This Agreement and each of the Basic Documents to which Investor is a party constitute valid and binding agreements of Investor, enforceable in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization and moratorium laws, (ii) other laws of general application affecting the enforcement of creditors' rights generally and general principles of equity, (iii) the discretion of the court before which any proceeding therefor may be brought, and (iv) as rights to indemnity may be limited by federal or state securities laws or by public policy.

3.3 Purchase Entirely for Own Account. The Series B Shares will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Investor has no present intention of selling, granting any participation in, or otherwise distributing the Series B Shares or the Reserved Shares acquired by Investor. Investor has no contract, undertaking, agreement or arrangement with any Person to sell or transfer, or grant any participation to such Person or to any third Person, with respect to Series B Shares; provided, however, that (i) Investor may grant a security interest in and effect the pledge of the Series B Shares to Wachovia Bank, National Association, its successors and/or assigns ("Lender") as collateral security for the obligations of Investor and certain of its affiliates in connection with financing arrangements of Lender in favor of Investor and (ii) nothing herein shall in any manner impair, delay, hinder or otherwise limit the exercise by Lender of its rights and remedies in respect of the Series B Shares including, without limitation, the rights of Lender to: (A) register any or all of the Series B Shares in the name of Lender or in the name of Lender's nominee and exercise all voting and corporate rights, rights of conversion, redemption, exchange, subscription or any other rights, privileges, or options pertaining to any shares of the Series B Shares, as if Lender were the absolute owner thereof, and (B) to redeem, sell, or otherwise dispose of and deliver said Series B Shares or any part thereof.

3.4      Investor Access to Information, Experience, Etc.

(a) Investor has had an opportunity to (i) ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this investment, and (ii) conduct such investigation as Investor deems necessary. Investor can fend for itself, can bear the economic risk of its investment, has substantial experience in evaluating non-liquid investments such as the Series B Shares and the Reserved Shares, and is capable of evaluating the merits and risks of an investment in the Company. Such Investor is an "accredited investor" as that term is defined in Rule 501(c) of Regulation D promulgated under the Securities Act.

(b) Investor has been furnished access to the business records of the Company and such additional information and documents as Investor has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement, the purchase of the Series B Shares, the business, operations, market potential, capitalization, financial condition and prospects of the Company, and all other matters deemed relevant to Investor.

(c) Investor acknowledges that it has had an opportunity to evaluate all information regarding the Company as it has deemed necessary or desirable in connection with the transactions contemplated by this Agreement, has independently evaluated the transactions contemplated by this Agreement and has reached its own decision to enter into this Agreement.

3.5 Restricted Securities. Investor understands that the Series B Shares and the Reserved Shares have not been registered under the Securities Act or the laws of any state and may not be sold or transferred, or otherwise disposed of, without registration under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. In the absence of an effective registration statement covering the Series B Shares and the Reserved Shares, Investor will sell or transfer, or otherwise dispose of, the Series B Shares only in a manner consistent with its representations and agreements set forth herein, the terms and conditions set forth in the Basic Documents and any applicable Federal and state securities laws.

3.6 Legends. Investor agrees that each certificate or other document evidencing any of the Series B Shares or the Reserved Shares shall bear the following or similar legend:


         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT UNDER THE ACT IN EFFECT WITH RESPECT TO THESE SECURITIES OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS REQUIRED."

4. Conditions of Investor's Obligations at Closing and Subsequent Closing. The obligations of Investor to purchase Series B Shares pursuant to this Agreement are subject to the fulfillment on or before the Closing (or Subsequent Closing, if any) of each of the following conditions, the waiver of which shall not be effective against Investor unless Investor has consented in writing thereto or delivered the applicable price for the shares to the Company:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Closing Date (and the Subsequent Closing Date, if any) in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date (and the Subsequent Closing Date, if any), except where the failure to do so would not have a Material Adverse Effect.

4.2 Performance. The Company shall have performed and complied, in all material respects, with all agreements, obligations, and conditions contained in the Basic Documents that are required to be performed or complied with by it on or before the Closing or Subsequent Closing, if applicable.

4.3 Secretary's Certificate. The Secretary of the Company shall deliver to Investor at the Closing, a certificate certifying: (i) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Company as then in effect; (ii) that attached thereto is a true and complete copy of the Bylaws of the Company as then in effect, (iii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the stockholders of the Company consenting to the transactions contemplated by the Basic Documents; and (iv) to the incumbency and specimen signatures of each officer of the Company executing the Basic Documents and the other agreements and certificates contemplated thereby.

4.4 Certificate of Designations. The Certificate of Designations shall have been executed by the Company and filed with the Secretary of State of the State of Delaware and evidence of such filing shall have been provided to the Investors (with a complete copy of such filing being provided to the Investor as soon as practicable thereafter).

4.5 Consents and Waivers; Qualifications. The Company shall have obtained any and all consents and waivers necessary or appropriate for consummation of the transactions contemplated by the Basic Documents, except where the failure to do so would not have a Material Adverse Effect. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required for any state for the offer and sale of the Series B Shares, and the Reserved Shares.

4.6 Stock Certificates. Investor shall have received a stock certificate dated the Closing Date for the Series B Shares.

5. Conditions of the Company's Obligations at Closing and Subsequent Closing. The obligations of the Company to Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by Investor, the waiver of which shall not be effective against the Company unless the Company has consented in writing thereto:

5.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date or Subsequent Closing, if applicable, except where the failure to do so would not have a Material Adverse Effect.

5.2 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series B Shares pursuant to this Agreement shall have been duly obtained and effective as of the Closing or Subsequent Closing, if applicable, except where the failure to do so would not have a Material Adverse Effect.

5.3 Payment. Investor shall have paid the requisite purchase price for the Series B Shares pursuant to the terms of this Agreement.

6. Covenants. The Company covenants and agrees that so long as the Series B Shares shall remain outstanding:

6.1 Financial Statements and Other Information. The Company will furnish or cause to be furnished to each Person holding Series B Shares the financial statements set forth in subparagraphs (a) and (b) below and Persons (either individually or as a "group," as such term is used in Section 13d(3) of the Securities Exchange Act of 1934, as amended, a "Group") holding at least 25% of the shares of Series B Shares then outstanding shall receive, at such Person's written request to the Company, the other information set forth in subparagraphs
(c) and (d) below, and each such Person severally and not jointly agrees to maintain the confidentiality of any information received by it pursuant to this
Section 6.1, none of which shall be duplicated, disclosed, or distributed to any third-party, until such information becomes public or is otherwise no longer confidential through no wrongful act of such Persons or their agents or as otherwise required by law, provided, however, that each such Person may share the information received by it pursuant to this Section 6.1 with its partners, if any, and with its legal, accounting, financial and other advisors and representatives, provided that such persons agree to maintain the confidentiality of any information disclosed hereunder as provided for in this
Section 6.1.

(a) as soon as reasonably possible, and in any event within 120 days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company as at the end of such fiscal year, and consolidated statements of operations and cash flow of the Company for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, and certified (in the case of financial statements) by an independent accounting firm accompanied by such firm's opinion;

(b) as soon as reasonably possible, and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company the unaudited consolidated balance sheet and statements of operations and cash flow of the Company for such quarter, all in reasonable detail, prepared in accordance with GAAP, and certified to be complete and correct (subject to year-end adjustments) by the chief financial officer or other authorized executive officer of the Company;

(c) promptly after the commencement or threatened commencement thereof, notice of all actions, suits, investigations, and proceedings before any court or governmental department, arbitration panel, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any of its subsidiaries other than ordinary and routine litigation covered under the limits of existing insurance policies or other matters which could not reasonably be expected to result in a Material Adverse Effect;

(d) promptly, copies of all amendments to the Certificate of Incorporation or Bylaws of the Company.

6.2      Legal Existence, Compliance, Etc.

(a) The Company and each Subsidiary will maintain its existence as a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization.

(b) The Company will conduct its business in compliance in all material respects with all permits and licenses issued by, and all statutes, rules, regulations and orders of, and all restrictions imposed by, all governmental authorities, domestic or foreign, federal or state, applicable to the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to environmental, safety and other similar standards or controls).

(c) The Company will conduct its business in compliance in all material respects with all licenses, agreements and contracts to which it is a party.

(d) The Company will maintain, keep, and preserve all of its material properties (tangible and intangible) necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

(e) The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its assets and businesses against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts and with such deductibles as are customarily carried by such other corporations.

6.3 Reservation of Shares. The Company shall at all times duly reserve for issuance the Reserved Shares. The Company shall comply with the terms and conditions of the Series B Shares as set forth in the Certificate of Designations.

6.4 Use of Proceeds. The Company shall use the proceeds received from the sale and issuance of the Series B Shares for general working capital purposes.

6.5 Right of Inspection. At any reasonable time and from time to time, upon reasonable notice, the Company shall permit any Person (either individually or as Group) that holds at least 25% in the aggregate of Series B Shares or any agent or representative thereof, at such Person's or Group's expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and to discuss the affairs, finances and accounts of the Company with any of its officers and directors and furnish to each such Person, promptly upon the request of such Person, copies of such financial and operating data (such as patents, issued or filed, licensing agreements, research and development contracts, joint venture agreements, etc.) and other information as reasonably requested by such Person. The Company will permit such Persons to inspect, audit and make copies of the books and records of the Company, to discuss the business and affairs of the Company with the officers of the Company, and to inspect any of the properties or assets of the Company upon reasonable notice to the Company and at such reasonable times as such Persons may from time to time request. Upon five (5) business days' prior notice to the Company, such Persons shall have the right to confer in their discretion with the independent certified public accountants of the Company at any time during normal business hours upon any matter involving the financial condition of the Company. Each such Person severally and not jointly agrees to maintain the confidentiality of any information received by it pursuant to this
Section 6.5, until such information becomes public or is otherwise no longer confidential through no wrongful act of any such Person or their agents or as otherwise required by law, provided, however, that each such Person may share the information received by it pursuant to this Section 6.5 with its partners, if any, and with its legal, accounting, financial and other advisors and representatives if such persons agree to maintain the confidentiality of any information disclosed hereunder as provided for in this Section 6.5.

7. Definitions. All capitalized terms used in this Agreement shall have the meanings assigned to them elsewhere in this Agreement or as specified below:

(a) "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

(b) "Basic Document" shall mean each of this Agreement and the Certificate of Designations each as at any time amended and in effect from time to time.

(c) "GAAP" shall mean generally accepted accounting principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, (ii) applied on a basis consistent with prior periods (except for changes in the application of such principles that have been approved by the Company's Board of Directors), and
(iii) such that, insofar as the use of accounting principles is pertinent, a certified public accountant could deliver an unqualified opinion with respect to financial statements in which such principles have been properly applied, subject, however, to the absence of footnotes.

(d) "Material Adverse Effect" shall mean a material adverse effect on the assets, condition (financial or otherwise), affairs, earnings, business, operations or prospects of the Company.

(e) "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, including, as appropriate, the Company or any subsidiary thereof.

(f) "Reserved Shares" shall mean the 15,228 shares of Class A Common Stock initially issuable upon conversion of the Series B Shares pursuant to the Certificate of Designations, and any such other number of shares resulting from adjustments set forth in the Certificate of Designations.

(g) "Securities Act" shall mean the Securities Act of 1933, as at any time amended.

8. Indemnity. Each party (an "Indemnifying Party") shall, severally and not jointly, with respect to the representations, warranties, covenants and agreements made by each such party herein indemnify, defend and hold the other parties (and their respective shareholders, directors, officers, employees, agents, affiliates and controlling parties) (each, an "Indemnified Party") harmless from and against all actions, causes of action, suits, claims, costs, penalties, fees, liabilities, losses or damages, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses), arising from the breach, in any material respect, of any such representations, warranties, covenants or agreements of the Indemnifying Party contained in this Agreement or the assertion of any claims relating to the foregoing. The Indemnifying Party shall indemnify and hold harmless each Indemnified Party against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing persons may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any violations by the Indemnifying Party of the Securities Act or state securities or "blue sky" laws applicable to the Indemnifying Party relating to action or inaction required of the Indemnifying Party in connection with the Securities Act or registration or qualification under such state securities or blue sky laws; and shall reimburse each such Indemnified Party for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action. In case any such action is brought against an Indemnified Party, the Indemnifying Party will be entitled to participate in and assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall not be responsible for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, provided that if any Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to such Indemnified Party which conflict in any material respect with those available to the Indemnifying Party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 8, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party and the Company shall reimburse such Indemnified Party and any person controlling such Indemnified Party for that portion of the fees and expenses of one counsel retained by the Indemnified Party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 8. The Indemnifying Party shall not be liable for the settlement by the Indemnified Party of any action, proceeding or investigation effected without its written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not make any settlement of any claims indemnified against under this Section 8 without the written consent of the Indemnified Party or Parties, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing in the event of a misrepresentation or breach of Section 2.2 hereof, an Investor may require the Company to issue additional shares of Series B Shares to such Investor so that following such issuance, such Investor will own the percentage of the Company's capital stock (after giving effect to the assumed conversion exercise and exchange of all capital stock convertible into or exercisable for Common Stock) that such Investor would have owned if the representations set forth in Section
2.2 were true and correct.

9. Miscellaneous.

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

9.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including permitted transferees of Series B Shares or the Reserved Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Company may not assign or transfer any of its rights under this Agreement without the prior written consent of the holders of a majority of the then outstanding Series B Shares. At any time following the termination of the Merger Agreement, Investor or subsequent holder of Series B Shares may assign and transfer its rights under this Agreement at such times and upon such conditions as Investor or such holder shall determine in its sole discretion subject to the obligations imposed on such Investor by this Agreement provided that Investor shall have the right, effective as of the date hereof, to grant a first priority lien and security interest to Wachovia Bank, N.A., the Investor's primary lender, pursuant to the terms of a certain Pledge and Security Agreement to be entered into between Investor and Wachovia. Notwithstanding the foregoing, each such permitted transferee or assignee shall be bound by the terms and conditions of this Agreement and the other applicable Basic Documents pursuant to a written instrument signed by such permitted transferee reasonably satisfactory to the Company.

9.3 Governing Law; Jurisdiction. This Agreement shall be governed by, construed, applied and enforced in accordance with the laws of the State of New York, including the Uniform Commercial Code, except that no doctrine of choice of law shall be used to apply any law other than that of New York, and no defense, counterclaim or right of set-off given or allowed by the laws of any other state or jurisdiction, or arising out of the enactment, modification or repeal of any law, regulation, ordinance or decree of any foreign jurisdiction, shall be interposed in any action hereon. The parties hereto agree that any action or proceeding to enforce any right arising out of this Agreement and the other Basic Document may be commenced in any New York State court or United States District Court sitting in the State of New York, and the parties hereto consent to such jurisdiction, agree that venue will be proper in such courts in any such matter, agrees that the State of New York is the most convenient forum for litigation in any such suit, action or legal proceeding, and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served by registered or certified mail, or as otherwise provided by the laws of the State of New York or the United States. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.6 Notices. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by hand, facsimile transmission, electronic mail (provided that an appropriate address has been designated for such party), overnight courier, or by registered or certified mail, addressed to the address set forth below, or such other address of which notice is given in accordance herewith:

                  If to the Company:

                  Sheridan Square Entertainment, Inc.
                  130 Fifth Avenue, 7th Floor
                  New York, New York 10011
                  Attn:  Joseph Bianco
                  Facsimile: (212) 414-3231

                  If to Investor:

                  Hirsch International Corp.
                  200 Wireless Boulevard
                  Hauppauge, New York 11788
                  Attn:  Paul Gallagher
                  Facsimile:  (631) 952-7110

                  Except as otherwise provided in this Agreement, each such notice shall be deemed given when delivered in person, by facsimile transmission, electronic mail or by overnight courier.

9.7 Finders' Fees. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each party agrees to indemnify and hold harmless the other parties from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which each party or any of its officers, employees or representatives is responsible.

9.8 Entire Agreement; Amendments and Waivers. This Agreement, including the Schedules and Exhibits hereto and the other Basic Document, constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of two-thirds of the Series B Shares then outstanding.

9.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.10 Expenses and Taxes. At the Closing, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and agrees to save the holders of the Series B Shares harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. Notwithstanding the foregoing, each party shall be responsible for all fees of their respective attorneys' and advisors in connection with the negotiation and execution of this Agreement.

9.11 Attorneys' Fees and Costs. With respect to any dispute relating to this Agreement, or in the event that a suit, action, arbitration, or other proceeding of any nature whatsoever, including, without limitation, any proceeding under the U.S. Bankruptcy Code and involving issues peculiar to federal bankruptcy law, any action seeking a declaration of rights or a suit for rescission, is instituted to interpret or enforce this Agreement or any provision of this Agreement, except as otherwise provided herein, the prevailing party shall be entitled to recover from the losing party its reasonable attorneys', paralegals', accountants', and other experts' and professional fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the judge or arbitrator at trial or other proceeding, or on any appeal or review, in addition to all other amounts provided by law.

9.12 Waiver of Trial by Jury. TO THE EXTENT THEY MAY LEGALLY DO SO, THE COMPANY AND THE HOLDERS OF SERIES B SHARES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT AND THE BASIC DOCUMENTS OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, THE COMPANY AND THE HOLDERS OF SERIES B SHARES HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

9.13 Independence of Covenants. All covenants under this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, by an exception thereto, or would otherwise be within the limitations thereof, shall not avoid the occurrence of breach of this Agreement if such action is taken or condition exists.

9.14 Exchanges; Lost, Stolen or Mutilated Certificates. Upon surrender by a holder of Series B Shares to the Company of any certificate representing Series B Shares purchased or acquired hereunder, the Company at its expense will issue in exchange therefor, and deliver to the holder of Series B Shares, a new certificate or certificates representing such shares, in such denominations as may be requested by the holder of Series B Shares. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any Series B Shares purchased or acquired by a holder of Series B Shares, and in case of any such loss, theft or destruction, upon delivery of any indemnity agreement satisfactory to the Company, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Company at its expense will issue and deliver to such holder a new certificate for such Series B Shares of like tenor, in lieu of such lost, stolen or mutilated certificate.

         IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the day and year first above written.

SHERIDAN SQUARE ENTERTAINMENT, INC.


By: /s/ Joseph J. Bianco
------------------------
    Joseph J. Bianco
    Co-Chief Executive Officer


HIRSCH ENTERNATIONAL CORP.


By:/s/ Paul Gallagher
---------------------
   Paul Gallagher
   Chief Executive Officer